Exhibit 10.1
CREDIT AGREEMENT
dated as of
January 15, 2009
between
STEPHEN ADAMS and OTHER PERSONS
as Borrower,
and
THOR INDUSTRIES, INC.,
as Lender

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ii

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT is made as of the 15th day of January, 2009 by and between Stephen Adams, in his individual capacity, and Stephen Adams and his successors, as trustee under the Stephen Adams Living Trust (the “Trust” and, together with each of the foregoing Persons, the “Borrower”), and Thor Industries, Inc. (the “Lender”).
RECITALS
          WHEREAS, the Borrower has requested that the Lender provide a term loan facility to the Borrower; and
          WHEREAS, the Lender is willing to provide such term loan facility in an aggregate principal amount of $10,000,000 on and subject to the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:
1. DEFINITIONS AND RULES OF INTERPRETATION
     Section 1.1 Rules of Interpretation.
     (a) This agreement, together with the Exhibits and Appendices hereto, shall form a single agreement (collectively, this “Agreement”).
     (b) Unless otherwise specified, a reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
     (c) The singular includes the plural and the plural includes the singular.
     (d) A reference to any law includes any amendment or modification to such law.
     (e) A reference to any Person includes its permitted successors and permitted assigns.
     (f) The words “include”, “includes” and “including” are not limiting.
     (g) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular Article or subdivision of this Agreement.
     (h) The word “him” shall refer to the Borrower.
     Section 1.2 Definitions. The terms defined in Article 10 and in the Exhibits and Appendices hereto will have the meanings therein specified for purposes of this Agreement.

2. THE LOAN FACILITY
     Section 2.1 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make a loan (the “Loan”) to the Borrower on the Closing Date in an aggregate amount not to exceed the Commitment. Once repaid or prepaid, Loans made hereunder may not be reborrowed.
     Section 2.2 Accrual and Payment of Interest; Repayment of Principal.
     (a) The Loan shall bear interest at a rate per annum equal to 12% (the “Loan Interest Rate”). Except as set forth on Section 2.2(b), interest on the Loan shall be payable in cash. Interest on the Loan shall accrue from and including the Closing Date to but excluding the date of any repayment thereof and, subject to Section 2.2(b) below, cash interest shall be payable (i) in arrears on each Cash Interest Payment Date commencing with the Cash Interest Payment Date occurring on February 28, 2010 and ending on the last Cash Interest Payment Date prior to the Maturity Date and (ii) on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and after such maturity, on demand. Interest payable in cash or as a PIK Payment shall accrue at the Loan Interest Rate.
     (b) On or prior to the first anniversary of the Closing Date, Borrower shall pay interest accrued on the entire principal amount of the Loan through such date by adding such interest to such principal amount (a “PIK Payment”). Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loan refers to the face amount of the Loan and includes any increase in the principal amount of the outstanding Loan as a result of a PIK Payment.
     (c) The Borrower hereby unconditionally promises to pay the Lender, on the Maturity Date, all then unpaid principal amounts outstanding in respect of the Loan, in U.S. Dollars (which, for the avoidance of doubt, shall equal an aggregate principal amount of $10,000,000, plus any increase in the principal amount of the outstanding Loan as a result of PIK Payments, less any repayments prior to the Maturity Date).
     Section 2.3 Optional Prepayments The Borrower may voluntarily prepay the Loan, in whole or in part, together with all accrued but unpaid interest on the amount being prepaid and, in the case of any prepayment in whole, all other fees and other amounts payable hereunder, without premium or penalty, by irrevocable written notice to the Lender given not later than 10:00 a.m. (New York time) at least three (3) Business Days prior to the proposed date of prepayment, specifying the proposed date of prepayment of the applicable Loans.

     Section 2.4 Mandatory Prepayments. Within two (2) Business Days following receipt thereof by or on behalf of the Borrower, the Borrower shall prepay the Loan, together with all accrued but unpaid interest on the amount prepaid, in an amount equal to the proceeds distributed to the Borrower on account of any distributions, other than Tax Distributions, in respect of the Collateral including the proceeds arising from the disposition of the Collateral. The Borrower shall, promptly upon the Borrower obtaining knowledge of the likely occurrence of any such distribution, provide notice thereof to Lender, specifying the nature and amount of such anticipated distribution.
     Section 2.5 Evidence of Debt. The Loan and all payments with respect thereto shall be evidenced by a promissory note in the form of Exhibit A hereto (the “Note”). Such promissory note (including any appendices thereto and any endorsements or other recordation of the date, amount and maturity of the Loan thereon) shall be conclusive evidence absent manifest error, of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.
     Section 2.6 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.
     Section 2.7 Payments Generally. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender in Dollars and in immediately available funds not later than 1:00 p.m. (New York time) on the date specified herein to the Lender’s account specified below the Lender’s signature hereto or as otherwise specified by the Lender from time to time. All payments received by the Lender after 1:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     Section 2.8 No Set-off or Withholding. All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without condition or reduction for any counterclaim, defense, recoupment or setoff and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any Governmental Authority or any taxing authority thereof.
     Section 2.9 Default Interest. If any amount payable by the Borrower under any Transaction Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws, until payment in full thereof. Any such amounts (including interest on past due interest) shall be due and payable upon the written demand of the Lender. Furthermore, while any Event of Default has occurred and is continuing (including as a result of the commencement of any proceeding under any applicable Debtor Relief Law), the Borrower shall pay interest on all outstanding Obligations hereunder at the Default Rate, to the fullest extent permitted by applicable Laws.
     Section 2.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
3. CLOSING CONDITIONS; CONDITIONS PRECEDENT TO LOANS
     Section 3.1 Conditions Precedent to the Loan. This Agreement shall become effective upon, and the obligation of the Lender to make the Loan hereunder on the Closing Date is subject to, the satisfaction of the following conditions precedent:
(a)	Transaction Documents. Each of the Transaction Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Lender shall have received a fully executed counterpart of each such document;

(b)	Certified Copies of Organizational Documents. The Lender shall have received from (i) the Trust, copies, certified as of a recent date by the trustee thereof to be true and correct, of the Organizational Documents for the Trust and (b) FreedomRoads, copies, certified as of a recent date by the appropriate officer of the State in which FreedomRoads is organized, and a duly authorized officer or manager of FreedomRoads, as applicable, to be true and complete, of the Organizational Documents of FreedomRoads and its qualification to do business in such State, as applicable, as in effect on such date of certification;

(c)	Performance: No Default. The Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default, and no Default or Event of Default would result from such proposed Loan;

(d)	Consents. The Lender shall have received evidence satisfactory to the Lender that all necessary consents required to be obtained by the Borrower in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been obtained;

(e)	Exclusivity Agreement. The Lender and FreedomRoads, LLC shall have entered into an exclusivity agreement, in the form attached hereto as Exhibit B;

(f)	Bank of America Agreements. The Borrower shall have delivered the Lender a complete and correct copy of the Bank of America Agreements, which shall be in full force and effect as of the Closing Date;

(g)	Collateral and Guarantee Requirement. The Lender shall have received evidence satisfactory to the Lender that the Collateral and Guarantee Requirement is satisfied;

(h)	Legal Opinion. The Lender shall have received a legal opinion in the form and substance satisfactory to the Lender;

(i)	No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Lender would make it illegal for the Lender to make the Loan; and

(j)	Governmental Regulation. The Lender shall have received (i) such information as the Lender is required to obtain, verify and record identifying the Borrower, which information may include the legal name, address, social security number or tax ID number and date of birth of the Borrower and any other information required by the Lender for purposes of identifying the Borrower in accordance and in compliance with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and (ii) such other information and documents in substance and form reasonably satisfactory to the Lender as the Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System with respect to the transactions contemplated hereby.
4. REPRESENTATIONS AND WARRANTIES
     So long as the Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower represents and warrants to the Lender that:
     Section 4.1 Existence, Qualification and Power. The Borrower has all requisite capacity, power and authority to execute, deliver and perform his obligations under the Transaction Documents to which the Borrower is a party.
     Section 4.2 Authorization; No Contravention. The execution and delivery of, and the performance by the Borrower of his obligations under, each Transaction Document to which the Borrower is party, do not and will not (i) conflict with, or result in any breach or contravention of, or the creation of any Lien (other than the Transaction Liens) under, (A) any Contractual Obligation to which the Borrower is a party or any of the Collateral is subject or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or the Borrower’s property is subject; or (ii) violate any Law applicable to the Borrower.

     Section 4.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Transaction Document to which such Person is a party.
     Section 4.4 Binding Effect. This Agreement has been, and each other Transaction Document to which the Borrower is a party, when executed and delivered, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each such other Transaction Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general principles of equity.
     Section 4.5 Absence of Litigation. There are no actions, suits, proceedings or claims, pending or, to the Borrower’s knowledge, threatened or contemplated, at law, in equity, in arbitration or by or before any Governmental Authority, by or against the Borrower or, to the Borrower’s knowledge, FreedomRoads that (i) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or (ii) except for the matters set forth on Schedule 4.5, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There are no unsatisfied judgments, final orders or awards outstanding against or affecting the Borrower, any of the Borrower’s property or, to the Borrower’s knowledge, FreedomRoads.
     Section 4.6 No Default. The Borrower is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default (i) has occurred and is continuing or (ii) would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
     Section 4.7 Ownership of Property; No Other Liens. The Borrower has good title to the Collateral, and the Collateral is subject to no Liens, other than Transaction Liens. The Borrower owns all of the assets reflected in the balance sheet of the Borrower as of December 31, 2007 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens except Permitted Liens.
     Section 4.8 Financial Statements of the Borrower. The Borrower has delivered to the Lender: (a) a balance sheet of the Borrower as of December 31, 2007; (b) a statement regarding the Borrower’s ownership interest in FreedomRoads as of December 31, 2007; and (c) a copy of the Borrower’s U.S. federal income tax return for the year 2007, together with all schedules thereto (including Schedule K-1).
     Section 4.9 No Material Changes. Since December 31, 2007, except as disclosed on Schedule 4.9, there has occurred no change that has had or could reasonably be expected to have a Material Adverse Effect.
     Section 4.10 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments, other Contractual Obligations and all corporate or other restrictions to which the

Borrower or any of the Collateral is subject, and all other matters known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of the Transaction Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken as a whole, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.11 Compliance with Laws, Etc. The Borrower is not in violation of any decree, order, judgment, statute, license, rule or regulation in a manner that, in any of the foregoing cases, has resulted or could reasonably be expected to result in a Material Adverse Effect.
     Section 4.12 Tax Status. The Borrower (a) has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which he is subject and (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings. There are no unpaid taxes in any material amount claimed to be due from the Borrower by the taxing authority of any jurisdiction, and the Borrower knows of no basis for any such claim.
     Section 4.13 Other Debt. The Borrower is not in default of the payment of any Material Financial Obligation to which he is a party. The Borrower is not a party to or bound by any agreement, instrument or indenture that requires the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower.
     Section 4.14 Organizational Documents. The Organizational Documents listed on Schedule 4.14 contain the sole and full agreement and understanding with respect to Borrower’s interest in, and obligations with respect to, FreedomRoads, and there are no other oral or side agreements relating thereto. All contractual and statutory duties, obligations and responsibilities required to be performed by the Borrower, if any, as of the date hereof under the Organizational Documents of FreedomRoads have been performed, and no default or condition related to such duties, obligations and responsibilities which with the passage of time or the giving of notice, or both, would constitute a default exists under any such Organizational Documents. The Borrower has satisfied all of his obligations, if any, to contribute capital to FreedomRoads as of the date hereof, and the Borrower has no further obligations to contribute capital to FreedomRoads except as set forth in the applicable Organizational Documents of such Person.
     Section 4.15 Consents. The Borrower has delivered to the Lender any and all consents or approvals necessary to be obtained to consent to the pledge of the Equity Interests to the Lender and the transfer of the Equity Interests to the Lender or any other purchaser upon the exercise of remedies under the Security Documents, a conveyance in lieu thereof or otherwise.
     Section 4.16 Use of Proceeds. The proceeds of the Loan shall be applied solely in compliance with Section 5.7 of this Agreement.

5. AFFIRMATIVE COVENANTS
          So long as the Loan, Note or other Obligation hereunder shall remain outstanding:
     Section 5.1 Financial Statements; Certificates; Other Information. The Borrower shall deliver to the Lender, in form and detail reasonably satisfactory to the Lender:
(a)	as soon as available, but in any event no later than May 31 in each year, the annual financial statements of the Borrower on the form acceptable to the Lender, in its sole discretion, at and as of and for the annual period ending on December 31 of the immediately preceding calendar year; provided, however, for purposes hereof, the form of financial statement at and as of December 31, 2007 delivered to Lender shall be deemed acceptable to Lender;

(b)	as soon as available, but in any event within ninety (90) days after the end of each calendar quarter, capital balance statements regarding the Borrower’s ownership interest in FreedomRoads at the end of such calendar quarter;

(c)	within fifteen (15) days of filing, copies of the Borrower’s U.S. federal income tax return, together with all schedules thereto (including Schedule K-1), and, if requested by the Lender, copies of any extensions of any applicable filing date;

(d)	as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of, the audited balance sheet of FreedomRoads at the end of such fiscal year, and the related audited statements of income, changes in shareholder’s equity and cash flows for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year, with all such statements to be in reasonable detail, prepared in accordance with Applicable Appropriate Accounting Principles, and accompanied by an auditor’s report prepared without qualification (except for qualifications in connection with matters that have been disclosed to the Lender on Schedule 5.1) by a nationally recognized accounting firm;

(e)	as soon as possible, within 45 days after the end of each fiscal quarter, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of FreedomRoads and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year;

(f)	immediately upon receipt, copies of any material notices, certificates, requests, demands or other instruments (including without limitation any notice of default, acceleration or the exercise or threat of exercise of any remedies under the Loan documents) furnished or delivered to Borrower under or in any way relating to any Material Financial Obligation of Borrower.
          All written information furnished on or after the date hereof by the Borrower to the Lender in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be true, correct and accurate in every material respect and shall not omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.
     Section 5.2 Punctual Payment. The Borrower shall duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Note as well as all other sums owing pursuant to the Transaction Documents.
     Section 5.3 Discharge of Obligations. The Borrower will pay and discharge, as the same shall become due and payable, all his material obligations and liabilities.
     Section 5.4 Taxes. The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon him and upon any of his properties, or any part thereof, or upon the income or profits therefrom as well as all material claims for labor, materials, or supplies that if unpaid might by law become a Lien upon any of his property (other than a Permitted Lien); provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings.
     Section 5.5 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply with in all respects with, (i) all applicable Laws now or hereafter in effect applicable to the Borrower, (ii) all agreements and instruments to which he is a party or by which he or any of his properties may be bound, (iii) all applicable decrees, orders, and judgments applicable to the Borrower, and (iv) all licenses and permits required by applicable Laws for the conduct of his business or the ownership, use or operation of his properties, unless (except with respect to the Borrower’s properties constituting Collateral) the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6 Further Assurances. The Borrower will cooperate with, and will, to the extent reasonably within the control of the Borrower, cause FreedomRoads to cooperate with, the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 5.7 Use of Proceeds. The proceeds of the Loan will be used solely to make an equity contribution, simultaneously with the receipt thereof, in FreedomRoads to enable it to repay principal obligations under the Bank of America Credit Agreement in respect of the products (in the order of priority for the oldest products) of the Lender and its subsidiaries with aging in excess of 365 days. The Borrower shall deliver the Lender evidence of the use of the proceeds of the Loan immediately after the application thereof on the Closing Date.
     Section 5.8 Notices. Upon the Borrower obtaining knowledge thereof, promptly notify the Lender of:
(a)	the occurrence of any Default or Event of Default;

(b)	immediately upon becoming aware thereof, any setoff, claims, withholdings or other defenses against the Borrower to which any of the Collateral, or the rights of the Lender with respect to the Collateral, are subject or to which any of the issuers of the Collateral are entitled;

(c)	within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or, to the Borrower’s knowledge, FreedomRoads, to which the Borrower or, to the Borrower’s knowledge, FreedomRoads is or is to become a party involving an uninsured claim against the Borrower or, to the Borrower’s knowledge, FreedomRoads that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Lender in writing, in form and detail satisfactory to the Lender, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or, to the Borrower’s knowledge, FreedomRoads; and

(d)	any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     Section 5.9 Exclusivity Agreement. The Borrower shall cause FreedomRoads, LLC at all times to perform its obligations under the Exclusivity Agreement.
     Section 5.10 Trust Support Agreement. The Borrower will (i) comply, in all respects, with the Trust Support Agreement, and (ii) simultaneous with the payment thereof, deliver to the Lender evidence, in form and substance satisfactory to the Lender, that the payments contemplated in Section 4 of the Trust Support Agreement have been made. In the event the Lender or any of its Affiliates make payment on behalf of the Borrower in connection with the Trust Support Agreement, the Borrower will cooperate with, and will, to the extent reasonably within the control of the Borrower, cause FreedomRoads to cooperate with, the Lender and execute such further instruments and documents as the Lender shall reasonably request to evidence such payment as an additional loan pursuant to this Agreement.
6. NEGATIVE COVENANTS
     So long as the Loan, Note or other Obligation hereunder shall remain outstanding:
     Section 6.1 Restrictions on Indebtedness. The Borrower shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)	Indebtedness to the Lender arising under any of the Transaction Documents;

(b)	Indebtedness consisting of mortgage Indebtedness secured solely by the Borrower’s ownership interest in the Borrower’s personal residence or residences;

(c)	other Indebtedness, in an aggregate principal amount not exceeding an amount set forth on Schedule 6.1(c) at any time outstanding; and

(d)	Indebtedness existing on the date hereof set forth in Schedule 6.1(d) and any refinancing or replacement thereof that does not increase the principal amount thereunder.
     Section 6.2 Liens. The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of his property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)	Transaction Liens;

(b)	Liens on properties to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue;

(c)	Liens on properties (other than the Collateral) or any interest therein (including the rents, issues and profits therefrom) in respect of Permitted Indebtedness;

(d)	Liens on properties (other than the Collateral) consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected; and

(e)	Liens consisting of mortgages on the Borrower’s personal residence or residences securing Indebtedness referred to in Section 6.1(b).
     Section 6.3 Restrictive Agreements. The Borrower shall not, directly or indirectly, enter into any Contractual Obligation (other than this Agreement and other Transaction Documents) that (i) limits the Borrower’s ability to create, incur, assume or suffer to exist the Transactional Liens); or (ii) requires or may require the grant of a Lien in any portion of the Collateral to another Person.
     Section 6.4 Organizational Documents; Other Agreements. The Borrower shall not consent in any way to any modification, amendment, cancellation, release, surrender or termination of any of the Organizational Documents of the Borrower or FreedomRoads, or to the dissolution, liquidation, redemption, cancellation, winding-up or expiration of the Borrower or FreedomRoads, if any such action could reasonably be expected to have a Material Adverse Effect.
     Section 6.5 Restrictions on Transfer Except for the Transaction Liens, the Borrower will not, directly or indirectly, make or permit to be made, by voluntary or involuntary means, any assignment or transfer of the Collateral or any other property or assets of the Borrower with a fair market value in excess of an amount set forth on Schedule 6.5 hereof to a member of the Borrower’s family, a trust established for the benefit of a member of the Borrower’s family or an Affiliate of the Borrower. The Borrower shall remain the sole, lawful, beneficial and record owner of the Equity Interests, and shall not in any manner transfer, assign, diminish or otherwise restrict its voting interests in FreedomRoads, if any.

7. EVENTS OF DEFAULT AND REMEDIES
     Section 7.1 Events of Default. Any of the following shall constitute an “Event of Default”:
(a)	Payment Default. The Borrower shall fail to pay (A) any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment or (B) any interest on the Loan, or any other fees or sums due hereunder or under any of the other Transaction Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(b)	Specific Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5 or Section 6; or

(c)	Other Defaults. The Borrower shall fail to perform any other term, covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any Transaction Document to be performed or observed by the Borrower and such failure continues for 15 days after notice thereof; or

(d)	Representations and Warranties. Any representation or warranty made by or on behalf of the Borrower or FreedomRoads in this Agreement or any other Transaction Document, or in any report, certificate, financial statement, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Transaction Documents shall prove to have been incorrect or false in any material respect upon the date when made or deemed to have been made or repeated; or

(e)	Cross Payment Default and Cross Acceleration. (A) The Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, margin call, acceleration, demand or otherwise but after giving effect to any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate notional or principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (“Material Financial Obligations”), (B) FreedomRoads shall fail to make any payment when due (whether by scheduled maturity, required prepayment, margin call, acceleration, demand or otherwise but after giving effect to any applicable grace period) in respect of any Material Financial Obligation, which results in the acceleration of such Material Financial Obligation prior to its stated maturity, or (C) any of the Borrower or FreedomRoads shall fail to observe or perform any other agreement or condition relating to any such Material Financial Obligation, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, which results in the acceleration of such Material Financial Obligation prior to its stated maturity; or

(f)	Insolvency Proceedings, Etc. The Borrower or FreedomRoads institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for the Borrower or FreedomRoads for all or any material part of the property of the Borrower or FreedomRoads; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or FreedomRoads and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to such Person or to all or any material part of the property of the Borrower or FreedomRoads is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)	Inability to Pay Debts; Attachment. (i) The Borrower or FreedomRoads becomes unable or admits in writing his or its inability or fails generally to pay his or its respective debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or FreedomRoads and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)	Invalidity of Transaction Documents. Any of the Transaction Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Transaction Documents shall be commenced by or on behalf of the Borrower, or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Transaction Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or the Borrower denies that he has any further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(i)	Lien Defects. Any Transaction Lien shall at any time fail to constitute a valid and perfected Lien (or the equivalent thereof under applicable Laws) on all of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Transaction Documents, or the Borrower, FreedomRoads or any of their respective Affiliates shall so assert in writing; or

(j)	Material Adverse Change, etc. Any event shall occur which has had or is reasonably likely to have a Material Adverse Effect; or

(k)	Criminal Proceedings. The Borrower shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower which in the good faith judgment of the Lender could have a Materially Adverse Effect on the business of the Borrower, or (ii) the Collateral; or

(l)	Other Defaults. Any Event of Default (as defined in any of the other Transaction Documents) shall occur and be continuing; or

(m)	Certain Agreement. Any of the Exclusivity Agreement or the Trust Support Agreement shall be amended, modified, waived, canceled, terminated, revoked or rescinded without the express prior written agreement, consent or approval of the Lender; or

(n)	Bank of America Credit Agreement. FreedomRoads, LLC or any of its Affiliates shall fail to observe or perform any agreement or condition relating to the Bank of America Credit Agreement, or any other event occurs, the effect of which has resulted in the acceleration of the Indebtedness of FreedomRoads, LLC or any of its Affiliates under the Bank of America Credit Agreement prior to its stated maturity.
     Section 7.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other fees and other amounts owing or payable hereunder or under any other Transaction Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)	exercise all rights and remedies available to it under the Transaction Documents or applicable Law.
8. MISCELLANEOUS
     Section 8.1 Amendments, etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 8.2 Notices and Other Communications. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth below each party’s signature hereto or as given from each party to the other in writing from time to time; provided that electronic mail may be used only to distribute routine communications, such as financial statements and other information as provided in Sections 5.1 and 5.8. All notices and other communications shall be deemed to be effective upon receipt. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.
     Section 8.3 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 8.4 Expenses. The Borrower agrees to pay (a) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of the Lender and the fees and costs of appraisers, investment bankers or other experts retained by the Lender) incurred by the Lender in connection with the enforcement of or preservation of rights under any of the Transaction Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (b) all reasonable fees, expenses and disbursements of the Lender incurred in connection with UCC searches or UCC filings. This Section 8.4 shall survive payment in full of the Obligations and termination of the Commitment. Except as provided herein, all such amounts shall be payable within ten Business Days after demand therefor.
     Section 8.5 Indemnification. The Borrower agrees to indemnify and hold harmless the Lender and its respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact and each Person who controls the Lender (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind or nature whatsoever arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby and thereby including, without limitation (a) any brokerage, finders or similar fees asserted against any Person indemnified under this Section 8.5 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower, (b) any condition of the Collateral, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loan, (d) the Borrower entering into or performing this Agreement or any of the other Transaction Documents to which he is a party, or (e) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral; provided that the Borrower shall not be liable for any of the foregoing to the extent the same shall have resulted from the gross negligence or willful misconduct of any Indemnitee. In litigation, or the preparation therefor, the Lender shall be entitled to select a single nationally recognized law firm as its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If and to the extent that the obligations of the Borrower under this Section 8.5 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable Law. The provisions of this Section 8.5 shall survive the payment in full of the Obligations and termination of the Commitment.
     Section 8.6 Survival of Representations, Etc. All representations and warranties made herein, in the Note, in any of the other Transaction Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lender of any of the Loan, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Note or any of the other Transaction Documents remains outstanding or the

Lender has any obligation to make the Loan. The indemnification obligations of the Borrower provided herein and the other Transaction Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lender hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to the Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by or on behalf of the Borrower hereunder.
     Section 8.7 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
     Section 8.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of his rights or obligations hereunder without the prior written consent of the Lender and (ii) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) to any Affiliate of the Lender or any Person sponsored, administered or managed by the Lender or any Affiliate thereof or any other Person (other than a natural person) approved by the Borrower, (such approval not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, in which event no such approval shall be required; or (B) by way of pledge or assignment of a security interest in all or any portion of its rights under this Agreement (including the Note) to secure obligations of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).
     Section 8.9 No Third Party Beneficiary. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     Section 8.10 Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, or indebtedness or other obligation at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 8.11 Counterparts; Integration. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.
     Section 8.12 Survival. Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Section 8.4 and 8.5 shall survive any termination of this Agreement.
     Section 8.13 Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 8.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     Section 8.15 Jurisdiction. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the City and County of New York for the purposes of all legal proceedings arising out of or relating to any of the Transaction Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at his address set forth beneath his signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which he may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 8.16 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.17 Confidentiality. Each party agrees to, and shall cause its directors, officers, employees, agents, advisors and representatives to, hold confidential and not use in any manner all information they may have or obtain concerning such other party or any of its subsidiaries and their respective assets, business, operations, financial performance or prospects, including, but not limited to, information contained in the Schedules referred to in this Agreement (other than the information (a) is already in such party’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party, (c) has been independently developed by such party without violating this Section 8.17or (d) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person); provided, however, that nothing herein shall prevent any party hereto from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation or rule of any stock exchange, (iv) to the extent necessary in connection with any suit, action or proceeding relating to this Agreement or the exercise of any remedy hereunder, and (v) to such party’s its directors, officers, employees, agents, advisors and representatives that need to know such information and who agree to keep such information confidential on the terms set forth in this Section 8.17 (it being understood and agreed that, in the case of clause (i), (ii) or (iii), unless prohibited by law, regulation, or any regulatory authority, to the extent not prohibited by applicable law, such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).
9. DEFINITIONS; CONSTRUCTION
     Except as otherwise set forth in the Exhibits or Appendices hereto, the following terms, as used herein, have the following meanings:
          “Affiliate” means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
          “Agreement” has the meaning specified in Section 1.1.

          “Appropriate Accounting Principles” means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, or (ii) international accounting standards adopted by the International Accounting Standards Committee that are applicable to the circumstances as of the date of determination, consistently applied.
          “Bank of America Agreements” means (i) the Trust Support Agreement, (ii) the Bank of America Credit Agreement and/or (iii) the Loan Documents (as such term is defined in the Bank of America Credit Agreement), in each case, as in effect on the Closing Date.
          “Bank of America Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of April 18, 2008 among FreedomRoads, LLC, as borrower, Bank of America, N.A., as administrative agent, and the lenders and other parties party thereto (after giving effect to any amendment, supplement, restatement, waivers or forbearance as of or following the date hereof).
          “Borrower” shall have the meaning ascribed to such term in the introductory paragraph hereof.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to the Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Cash Interest Payment Date” means the last day of each month starting from February 28, 2010.
          “Closing Date” means January 15, 2009.
          “Collateral” means the Collateral pledged by the Borrower to the Lender pursuant to the Security Documents.
          “Collateral and Guarantee Requirement” means the requirement that:
(i) all documents and instruments required by applicable Laws or reasonably requested by the Lender to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by any Security Document, shall have been filed, registered or recorded or delivered to the Lender for filing, registration or recording;
(i) the Borrower shall have obtained all consents and approvals required to be obtained by him in connection with the execution and delivery of all Security

Documents to which he is a party, the performance of his obligations thereunder and the granting and enforcing of the Liens granted by him thereunder; and
(ii) the Borrower shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by him thereunder.
          “Commitment” means the obligation of the Lender to make the Loan under this Agreement in an aggregate principal amount not to exceed $10,000,000, in accordance with the terms of this Agreement.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, if applicable, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means, at any time, an interest rate equal to the Loan Interest Rate plus 2% per annum, to the fullest extent permitted by applicable Laws.
          “Dollar” and “$” mean lawful money of the United States.
          “Equity Interests” means, collectively, all of the direct and indirect legal, equitable and beneficial ownership interests of the Borrower in FreedomRoads.
          “Event of Default” has the meaning specified in Section 7.1.
          “Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.
          “FreedomRoads” means FreedomRoads Holding Company LLC, a Minnesota limited liability company.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness,

Contractual Obligations or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, Contractual Obligations or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, Contractual Obligations or other obligation of the payment or performance of such Indebtedness, Contractual Obligations or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, Contractual Obligations or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness, Contractual Obligations or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness, Contractual Obligations or other obligation of any other Person, whether or not such Indebtedness, Contractual Obligations or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and personal mortgages), (iv) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (v) capital leases, (vi) all commitments of such Person to make an Investment in another Person, (vii) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, and (viii) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of capital stock or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Lender” shall have the meaning ascribed to such term in the introductory paragraph hereof.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any holdback or flawed asset arrangement, conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
          “Loan” has the meaning specified in Section 2.1.
          “Loan Interest Rate” has the meaning specified in Section 2.2(a).
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, assets, liabilities (actual or contingent), or financial condition of the Borrower; (b) a material impairment of the ability of the Borrower to perform the Borrower’s obligations under any Transaction Document to which the Borrower is a party; or (c) a material adverse effect upon the Collateral in the aggregate (whether or not resulting in an obligation to prepay Loans pursuant to Section 2.4) or upon the legality, validity, binding effect or enforceability against the Borrower of any Transaction Document to which the Borrower is a party.
          “Material Financial Obligation” shall have the meaning set forth in Section 7.1(c).
          “Maturity Date” means January 15, 2014, or if such day is not a Business Day, the next preceding Business Day.
          “Maximum Rate” shall have the meaning set forth in Section 2.10.
          “Note” has the meaning specified in Section 2.5.
          “Obligations” means all debts, liabilities, obligations, covenants and duties of the Borrower arising under any Transaction Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including the Post-Petition Interest.

          “Organizational Documents” means, (i) with respect to any corporation or company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed, if applicable, in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Permitted Indebtedness” shall mean Indebtedness permitted pursuant to Section 6.1.
          “Permitted Liens” means liens, security interests and other encumbrances permitted by Section 6.2.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “PIK Payment” has the meaning specified in Section 2.2(b).
          “Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action under a Debtor Relief Law, whether or not such interest is allowed or allowable as a claim in any such proceeding.
          “Security Documents” means, collectively, (i) a guaranty by FreedomRoads in the form attached hereto as Exhibit C, and (ii) a pledge agreement made by the Borrower in respect of all Equity Interests held by the Borrower in the form attached hereto as Exhibit D, and (iii) all other instruments or agreements executed pursuant to the foregoing, including, without limitation, UCC-1 financing statements executed and delivered or filed in connection therewith.
          “Tax Distributions” means with respect to each tax year or portion thereof that the FreedomRoads qualifies as a Flow Through Entity, the distributions by FreedomRoads to the Borrower in an amount not to exceed the amount that FreedomRoads would have been required to pay in respect of federal, state or local Taxes (as the case may be) in respect of such year if FreedomRoads and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group).
          “Threshold Amount” means, in the case of the Borrower, $10,000,000, and, in the case of FreedomRoads, $10,000,000.
          “Transaction Documents” means this Agreement, the Security Documents and each other agreement, if any, executed pursuant to or in connection with the foregoing.
          “Transaction Liens” means the Liens on Collateral granted by the Borrower under the Security Documents.

          “Trust Support Agreement” means that certain letter agreement dated as of December 15, 2008 between the Trust and FreedomRoads, as in effect on the Closing Date.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as the date first written above.

BORROWER:

/s/ Stephen Adams
Name: Stephen Adams

Address for Notices:

/s/ Stephen Adams
Name: Stephen Adams Living Trust

Address for Notices:

LENDER: THOR INDUSTRIES, INC.
By:	/s/ Peter Busch Orthwein
	Name:	Peter Busch Orthwein
	Title:	Vice Chairman
Address for Notices:
Wire instructions are as follows: